UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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Duratek, Inc.
(Name of Registrant as Specified In Its Charter)

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THIS FILING CONSISTS OF A LETTER FROM THE REGISTRANT TO COMMISSIONER EDWARD MCGAFFIGAN, JR. OF THE UNITED STATES NUCLEAR REGULATORY COMMISSION POSTED ON THE REGISTRANT’S WEBSITE ON FEBRUARY 22, 2006.

February 22, 2006

Commissioner Edward McGaffigan, Jr.

United States Nuclear Regulatory Commission

One White Flint North

11555 Rockville Pike

Washington, DC 20555-0001

Re:                             Purchase of Duratek, Inc. by EnergySolutions

Dear Commissioner McGaffigan:

On February 14, 2006, the Commission was briefed by the Office of Nuclear Materials Safety and Safeguards (NMSS) on their Programs, Performance, and Plans. A public transcript of this meeting indicates that you may have some questions about the proposed merger of Duratek and EnergySolutions.

I am taking the liberty of writing you to clarify certain misperceptions you may have about the plan for EnergySolutions, which operates the Clive Utah LLRW disposal site, to acquire Duratek. As you know, Duratek, through a subsidiary, operates the State of South Carolina’s Barnwell site   However, we do not believe that the proposed transaction will have any impact on competition for LLRW disposal for the following reasons:

•                  Duratek currently has no control over the pricing or other competitive decisions of the Barnwell site in South Carolina, nor will EnergySolutions have such control after the proposed acquisition. The Barnwell facility property is owned by the State of South Carolina. The State sets fees and rates for disposal, approves disposal agreements, determines the types and amounts of waste to be accepted, and specifies the technical conditions under which the site may operate.

•                  South Carolina has indicated that all remaining disposal capacity at Barnwell allowed under South Carolina law prior to July 1, 2008, for Classes A, B, and C waste from all generators of Low-Level Radioactive Waste has already been sold.

The attached statement, which we have posted on Duratek’s website at www.duratekinc.com, further elaborates on these points and includes a statement from the State of South Carolina on certain of these points.

We at Duratek believe strongly that the combination of Duratek and EnergySolutions will enable Duratek to best pursue its long-term strategic objectives to expand the range of innovative solutions and services Duratek offers to government and industry and thus benefit these customers, our employees, the communities they serve, and our nation as a whole. The merger of Duratek with EnergySolutions should also foster efficiencies that will create a competitive, independent, domestic and international supplier to the government and commercial nuclear sectors worldwide.

We take your concerns very seriously. Steve Creamer, CEO of EnergySolutions, and I both plan to attend the NRC Regulatory Information Conference in March, and would appreciate a further opportunity to discuss this matter with you and your staff and answer any questions you may have. In the meantime, if you or your staff have any further questions about the proposed transaction or Duratek’s views concerning LLRW disposal, we would be pleased to respond further.

Sincerely,

/s/ Robert E. Prince

Robert E. Prince

Cc:                               Chairman Nils J. Diaz

Commissioner Jeffery S. Merrifield

Commissioner Gregory B. Jaczko

Commissioner Peter B. Lyons

Enclosure

***

The Transaction Will Have No Impact on LLRW Disposal Competition

The acquisition of Duratek by EnergySolutions will have no impact on competition between the State of South Carolina’s Barnwell Low Level Radioactive Waste (LLRW) disposal facility and EnergySolutions’ facility located in Clive, Utah.

The facts are:

(1) Duratek currently has no control over the pricing or other competitive decisions of the Barnwell site in South Carolina, nor will EnergySolutions have such control after the proposed acquisition, and

(2) There is no remaining competition between the EnergySolutions and Barnwell disposal facilities.

The Barnwell facility property is owned by the State of South Carolina. The State sets fees and rates for disposal, approves disposal agreements, determines the types and amounts of waste to be accepted, and specifies the technical conditions under which the site may operate. Duratek’s subsidiary Chem-Nuclear Systems LLC, acquired by Duratek in 2000, merely operates the Barnwell disposal facility for the State of South Carolina consistent with the State’s directions. South Carolina reimburses the site operator of the facility for this service on a cost-plus basis in accordance with provisions specified under South Carolina law.

The State of South Carolina’s control over the Barnwell facility will continue once the proposed acquisition is completed. EnergySolutions will not gain any control over the Barnwell facility or over the pricing or any other competitive decisions affecting the facility, which are made exclusively by the South Carolina Budget and Control Board under South Carolina law.

Moreover, for reasons wholly unrelated to the acquisition, the Barnwell disposal site does not compete with the EnergySolutions disposal facility today. South Carolina has indicated that all remaining disposal capacity at Barnwell allowed under South Carolina law prior to July 1, 2008, for Classes A, B, and C waste from all generators of Low-Level Radioactive Waste has already been sold. In 2000, the State of South Carolina passed legislation that restricted the allowable disposal volumes through 2008 and limited disposal access to the Atlantic Compact States of South Carolina, Connecticut and New Jersey after June 2008. On July 1, 2008, as contemplated under South Carolina law, South Carolina will close the Barnwell disposal site to customers outside of the Atlantic Compact States. For these reasons, the proposed transaction will not have any competitive effect on disposal of Class A LLRW (the only LLRW handled by the EnergySolutions Utah facility).

We continue to believe strongly that the acquisition of Duratek by EnergySolutions will enable us to best pursue our long-term strategic objectives to expand the range of innovative solutions and services Duratek offers to government and industry and thus benefit these customers, our employees, the communities they serve, and our nation as a whole. The combination of Duratek with EnergySolutions should also foster efficiencies that will create a competitive, independent, domestic and international supplier to the government and commercial nuclear sectors worldwide.

For further information regarding the State of South Carolina’s control over the Barnwell facility see the attached South Carolina Policy on Disposal Site Access and Disposal Rates (2005 rev.).

***

Policy on Disposal Site Access and Disposal Rates

January 2001, Revised July 2005

•                  Under state law enacted in 2000, the South Carolina Budget and Control Board (“the Board”) approves access to the Barnwell site by persons outside the Atlantic Compact region, and sets all disposal rates for the Barnwell disposal site, including “special rates.” No other public or private organization serves as an agent to the Board for these responsibilities.

•                  Chem-Nuclear, LLC, operates the Barnwell site under a lease with the South Carolina Budget and Control Board. Since 2000, Chem-Nuclear, LLC, has been owned by Duratek, Inc. Disposal rates established by the Board pertain to disposal only and are completely separate from any other fees or charges that may be assessed by Chem-Nuclear or Duratek for other services that the companies may provide.

•                  Except as authorized in the Board-approved rate schedules, Chem-Nuclear or Duratek cannot add any fees or charges for disposal that are additional to the state-approved fees. Disposal rates approved by the Board will be clearly identified to customers separately from any other charges that may be assessed by Chem-Nuclear or Duratek for other services that they may provide.

•                  The same Board-approved disposal rates will apply, regardless of the means a customer uses to package, treat or transport the waste to the disposal facility, or the vendor that is used to provide such services.

•                  Chem-Nuclear is required to accept waste meeting waste acceptance criteria from any valid DHEC permittee who is authorized by the Board to use the Barnwell site. Chem-Nuclear or Duratek cannot add conditions that unreasonably restrict the availability of the site.

•                  A customer cannot amend the terms, conditions or commitments of any disposal agreement between the customer and Board through execution of a separate agreement with Chem-Nuclear or Duratek that includes terms different from those included in the agreement between the customer and the Board.

•                  Except as may be explicitly provided for in an agreement between a disposal customer and the Board, neither Chem-Nuclear nor Duratek is an agent for the receipt of official notifications under such contracts. Unless otherwise specified in such agreement, notification to Chem-Nuclear or Duratek does not necessarily constitute notification to the Board.

Important Additional Information and Where to Find It

Duratek will file with the Securities and Exchange Commission a proxy statement and other documents regarding the proposed business combination referred to in the foregoing information. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information. A definitive proxy statement will be sent to Duratek’s stockholders seeking their approval of the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Duratek with the Commission at the Commission’s website at www.sec.gov, or by directing a request to: Diane Brown, Corporate Secretary, Duratek Inc., 10100 Old Columbia Road, Columbia, Maryland 21046.

Duratek and its directors and executive officers may be considered participants in the solicitation of proxies from Duratek’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of Duratek and their ownership of Duratek stock is set forth in the proxy statement for Duratek’s 2005 annual meeting of stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.